UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2012
CHECKPOINT SYSTEMS, INC.
(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)

101 Wolf Drive, PO Box 188, Thorofare, New Jersey	08086
(Address of principal executive offices)	(Zip Code)

856-848-1800
(Registrant’s telephone number, including area code)
N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
      240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
      240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on a Form 8-K filed with the SEC on May 3, 2012, the Board of Directors of Checkpoint Systems, Inc. (the "Company") appointed George Babich, Jr. as interim Chief Executive Officer ("Interim CEO") of the Company on May 3, 2012.

On May 4, 2012, Mr. Babich signed a letter agreement with the Company describing his compensation arrangements in connection with his service as Interim CEO of the Company. The following provides a summary of Mr. Babich's compensation arrangements with the Company:

Salary - During the term for which he provides services, Mr. Babich will receive a salary at the annual rate of $850,000.

Incentive Compensation -  Mr. Babich will be eligible to receive a total of up to 32,000 shares of the Company’s common stock in the aggregate, which will be awarded at the rate of 8,000 shares per calendar quarter and received on the first day of each full calendar quarter of his service as Interim CEO.  A pro-rated portion of these shares will be awarded on May 2, 2012 for the period beginning on May 2, 2012 and ending June 30, 2012, with the balance of any remaining shares being awarded on April 1, 2013 if he is serving as Interim CEO on April 1, 2013.

Mr. Babich was also awarded a stock option to acquire 120,000 shares of the Company’s common stock on May 7, 2012. This stock option will become vested with respect to 30,000 shares as of the first day of each full calendar quarter of his service as Interim CEO. For the period beginning on May 7, 2012 and ending June 30, 2012, Mr. Babich became vested in a pro-rated portion of 30,000 shares as of May 7, 2012, based on his service for 60 days in the 91-day second quarter of 2012. For the calendar quarter beginning on April 1, 2013, if Mr. Babich is serving as Interim CEO as of that date, he will be vested in the balance of the 120,000 shares. The stock option will be structured to qualify as a tax-favored incentive stock option to the maximum extent possible under applicable law.

Severance -  Should Mr. Babich's services as Interim CEO be terminated for reasons other than “cause” (as defined in the letter agreement) within the first six months of his service as Interim CEO, Mr. Babich will be entitled to receive the base salary otherwise payable through the end of such six-month period along with receiving any additional shares of the Company’s common stock which would have been awarded to him during this period.  In addition, Mr. Babich would also become vested in any stock option that would otherwise become vested during this six-month period, with the remaining stock options being forfeited.  These severance terms will automatically extend for  an additional six-month term, unless the Board provides Mr. Babich with notice at least 30 days in advance of the end the original six-month period.  Mr. Babich has expressly waived participation in any generally applicable severance plan or arrangement that might otherwise apply to an interim CEO or to executive officers generally.

The foregoing description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the letter agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

A copy of the letter agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits 10.1 Letter Agreement by and betrween Checkpoint Systems, Inc. and George Babich, Jr.

Signatures

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Systems, Inc.

Date: May 8, 2012	By:	/s/ Raymond D. Andrews
Name: Raymond D. Andrews
Title: Senior Vice President and Chief Financial Officer